UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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SUNRUN INC.
(Name of Registrant as Specified In Its Charter)

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Sunrun Shareholder Engagement Supplemental Proxy Disclosure

Sunrun has a history of actively engaging with our shareholders, and we approach shareholder engagement as an integrated, year-round process.  In addition to our Annual Meeting each year, we regularly provide shareholders with opportunities to deliver feedback on our corporate governance, compensation and ESG practices.

Our Investor Relations team regularly meets with investors, prospective investors, and investment analysts. Meetings can include participation by our Executive Chairman, Chief Executive Officer, Chief Financial Officer, General Counsel or other business leaders, and are often focused on company performance and company strategy. Members of our Legal, Talent and Investor Relations teams also engage with shareholders throughout the year regarding our corporate governance, compensation and ESG practices.  We routinely communicate topics discussed and shareholder feedback to senior management and the Board for consideration in their decision-making.

In 2020 and early 2021, through this program, we engaged in dialogue with 72% of our top 50 investors, which represent approximately 67% of our total shares outstanding. We solicited feedback from and engaged with investors on various topics, including:

•company performance;
•executive and director compensation, including the results of the annual advisory “say-on-pay” vote;
•human capital management, including employee engagement, diversity and inclusion and pay equity;
•ESG and sustainability matters;
•the voting results for director elections, including results where any director received less than a substantial majority of the votes cast;
•shareholder proposals; and
•our response to the COVID-19 pandemic.

In light of one of our directors receiving less than a substantial majority of the votes cast due to attending less than 75% of Board meetings in 2019, we have pursued an even more robust shareholder engagement program and directly sought to engage with stockholders on a wide range of issues, including board attendance. In addition, during 2020, each of our directors attended 100% of the meetings of the Board and committees on which he or she served as a member.

The Board values our shareholders’ perspectives, and feedback from our shareholders has been important considerations for discussions with the Board and its committees throughout the year. In response to investor feedback during the past few years, we have made a number of enhancements to our governance and compensation practices and disclosures, including the introduction of performance equity, adoption of a clawback policy, and enhancing our ESG disclosures.